Exhibit 10.1
FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
     WHEREAS, Nabors Industries Ltd. and Nabors Industries, Inc. (collectively, “the Company”) and Eugene M. Isenberg (“Employee”), entered into an Executive Employment Agreement (the “Agreement”) effective as of April 1, 2009; and
     WHEREAS, in consideration of the current economic conditions and in lieu of other cost reductions, Employee and the Company desire to decrease temporarily the compensation payable to Employee under the Agreement;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree to amend the Agreement as follows, effective June 29, 2009:
1.	Section 3.1(a) of the Agreement is amended by adding after the first sentence: “However, on an interim basis commencing June 29, 2009 and ending on December 27, 2009 the amount of base salary due and payable for purposes of biweekly payroll administration only shall be based on an annual salary of One Million One Hundred Seventy Thousand Dollars ($1,170,000). For all other purposes under this Agreement, the term “Base Salary” or “base salary” shall be construed in accordance with the first sentence of this Section 3.1(a) as if the preceding sentence’s modification had not occurred.”

2.	As amended by paragraph 1 above, the Agreement remains in full force and effect. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties hereto have executed this amendment on the 29 day of June, 2009.

COMPANY: Nabors Industries Ltd.
By:	/s/ Martin J. Whitman
Lead Director

Nabors Industries, Inc.
By:	/s/ Laura W. Doerre
Its Secretary

EMPLOYEE:
/s/ Eugene M. Isenberg
Eugene M. Isenberg

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